AMENDMENT NO. 1 TO SHARE EXCHANGE AGREEMENT

THIS AMENDMENT NO. 1 TO SHARE EXCHANGE AGREEMENT (this "Amendment") is made as of September 16, 2020, by and among MedGen, Inc., a Wyoming corporation (the "Parent"), 9430075 Canada Ltd., a company incorporated in Manitoba, Canada (the “Company”), and each of the shareholders of the Company named herein as signatories (the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company has entered into that certain Share Exchange Agreement, dated as of June 25, 2020, with the Company and its Shareholders (the "Agreement"); and;

WHEREAS, the Parent, the Company and the Shareholders desire to amend the Agreement to increase the number of Parent Shares (as such term is defined in the Agreement) to be acquired by the Shareholders in order to reflect a 70% interest in the Parent, as the Parties have negotiated, following a one for five thousand reverse split of outstanding shares of common stock in Parent.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment of Exhibit A. Exhibit A to the Agreement is hereby amended and restated in its entirety to read as is set forth as Exhibit A to this Amendment.

2. No Other Amendments. Except as amended hereby, the Agreement shall remain in full force and effect.

3. Governing Law. This Amendment shall be governed in all respects by the laws of the State of Nevada without regard to choice of laws or conflict of laws provisions thereof.

4. Counterparts. This Amendment may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all Investors, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

The Parent: MEDGEN, INC.

By: /s/ Adir Iakya

Name: Adir Iakya

Title: CEO

The Company: 9430075 CANADA LTD.

By: Adir Iakya

Name: Adir Iakya

Title: President

The Class A Common Voting Shareholders:

/s/ Lisa Lester

Lisa Lester

/s/ Nicole Harris Nicole Harris

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Exhibit A

Company Shareholder	Class of Company Stock	Number of Shares of “Company Stock” -existing shares -pre-merger	Number of Parent Shares to be Exchanged	Number of Parent Common in Conversion	Number of Parent Common After 1 for 5,000 Reverse Split
Column “A”	Column “B”	Column “C”	Column “D”	Column “E”	Column “F”
Lisa Lester	Class A Common	150	321,429	112,500,000,000	22,500,000
Nicole Harris	Class A Common	150	321,428	112,500,000,000	22,500,000
	Total Class A Common	300

Michal Kulaczkowski	Class B Common	50	50,000	17,500,000,000	3,500,000
Adam Littas	Class B Common	25	25,000	8,750,000,000	1,750,000
Shannon Coughlin	Class B Common	10	10,000	350,000,0000	700,000
10004596 Canada Ltd.	Class B Common	25	25,000	8,750,000,000	1,750,000
Andrzej Delgado	Class B Common	10	10,000	350,000,0000	700,000
Michael Kahiri	Class B Common	212.143	212,143	74,250,000,000	14,850,000
	Total Class B Common	322.143

Gord Schum	Class B Preferred	25,000	25,000	8,750,000,000	1,750,000
	Total Class B Preferred	25,000
Total			1,000,000	350,000,000,000	70,000,000

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